Exhibit 99.1

Anika Therapeutics Reports First-Quarter 2013 Financial Results

Achieves Net Income Growth of 60%, Earnings Per Share of $0.21, and Cash Generated from Operations of $6 Million for the Quarter

BEDFORD, Mass.--(BUSINESS WIRE)--May 1, 2013--Anika Therapeutics, Inc. (Nasdaq: ANIK), a leader in products for tissue protection, healing and repair, based on hyaluronic acid (“HA”) technology, today reported financial results for the quarter ended March 31, 2013.

Management Commentary

“Anika began 2013 with a solid first quarter,” said Charles H. Sherwood, Ph.D., president and chief executive officer. “Our Orthobiologics franchise continues to be strong. Total revenue grew 6% from the first quarter last year. Product gross margin was up substantially, which became the primary driver for a 60% increase in net income for the quarter.”

“Our growth in Orthobiologics continues to be driven by the U.S. demand for our flagship product, Orthovisc®,” said Sherwood. “First-quarter U.S. Orthovisc revenue was up 12% from the same period last year. This growth reflects the marketing and sales investments that our partner, Depuy Mitek, continues to make in an effort to broaden awareness and expand penetration of Orthovisc in both the physician and patient communities across the country.”

“Anika’s operating income for the first quarter increased 64% from the same period last year,” said Sherwood. “This was driven by our continued product revenue growth together with significant improvement in our product gross margin, due to several key factors. They include the elimination of dual facility costs as we closed the Woburn, Massachusetts facility in mid-2012; the continued realization of savings from manufacturing efficiencies at our new Bedford, Massachusetts facility; and a more favorable product mix in the quarter compared with the first quarter of last year.”

“We are encouraged by Anika’s prospects for continued growth in 2013,” Sherwood said. “We began the year with Orthovisc positioned as the market leader in the U.S. multi-injection segment and the number two U.S. brand in viscosupplementation overall, and demand for Orthovisc remains solid. We are continuing to improve the operating leverage in our business by driving efficiencies and capitalizing on our manufacturing improvements, and our pipeline development initiatives remain on track.” Sherwood concluded.

Revenue

For the first quarter of 2013, total revenue grew 6% to $15.2 million, from $14.4 million a year earlier. The company’s revenue growth was primarily driven by increased domestic sales of Orthovisc and Hyvisc.

Product Gross Margin

Product gross margin for the first quarter of 2013 improved 1,370 basis points to 66.6%, from 52.9% in the first quarter last year. The improvement for the quarter was driven by manufacturing facilities consolidation, realization of operational efficiencies, as well as favorable product mix. Although the company expects to continue to benefit from the manufacturing efficiencies, the result this quarter is not indicative of future quarters due to revenue mix.

Operating Expenses

Research and development expenses for the first quarter increased 3.2% from the first quarter of last year. The increase reflected preparation activities for the company’s Cingal clinical trial and new product pipeline initiatives. The increase was partially offset by non-recurring development expenses related to Hyalograft C autograft in the first quarter of last year. Selling, general and administrative (“SG&A”) expenses in the first quarter of 2013 increased to $4.0 million, from $3.4 million in the first quarter of 2012. The increase in SG&A was primarily due to personnel and external professional expenses.

Operating and Net Income

Operating income for the first quarter of 2013 increased to $5.0 million, from $3.1 million in the same period in 2012. Net income for the first quarter of 2013 rose to $3.1 million, or $0.21 per diluted share, from $1.9 million, or $0.14 per diluted share, in the first quarter last year. The achievements in operating and net income, and earnings per share are primarily driven by the improvement in our product gross profit.

Cash and Cash Equivalents

Anika’s cash and cash equivalents at March 31, 2013 increased to $51.0 million, from $44.1 million at December 31, 2012, driven primarily by higher profits, and significant increase in cash collections on accounts receivable.

Conference Call Information

Anika will hold a conference call to discuss its financial results, business highlights and outlook tomorrow, Thursday, May 2, 2013 at 9:00 a.m. ET. In addition, the company will answer questions concerning business and financial developments and trends, regulatory activity related to Monovisc, and other business and financial matters affecting the company, some of the responses to which may contain information that has not been previously disclosed.

To listen to the conference call, dial 866-825-1709 (international callers dial 617-213-8060) and use the passcode 28203075. Please call approximately 10 minutes before the starting time and reference Anika Therapeutics. In addition, the conference call will be available through a live audio webcast in the “Investor Relations” section of the Anika Therapeutics website, www.anikatherapeutics.com. An accompanying slide presentation also can be accessed via the Anika Therapeutics website. The conference call will be archived and accessible on the same website shortly after the conclusion of the call.

About Anika Therapeutics, Inc.

Headquartered in Bedford, Mass., Anika Therapeutics, Inc. develops, manufactures and commercializes therapeutic products for tissue protection, healing, and repair. These products are based on hyaluronic acid (HA), a naturally occurring, biocompatible polymer found throughout the body. Anika’s products range from orthopedic/joint health solutions led by Orthovisc®, a treatment for osteoarthritis of the knee; to surgical aids in the anti-adhesion and ophthalmic fields. The company also offers aesthetic dermal fillers for the correction of facial wrinkles. Anika’s Italian subsidiary, Anika S.r.l., provides complementary HA products in orthopedic/joint health and anti-adhesion, as well as therapeutics in areas such as advanced wound treatment and ear, nose and throat care. Its regenerative technology advances Anika’s vision to offer therapeutic products and medical solutions that go beyond pain relief to protect and restore damaged tissue.

The statements made in this press release which are not statements of historical fact are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include, but are not limited to, those relating to:(i) our discussions with the FDA regarding U.S. regulatory approval of Monovisc, including the FDA’s decision regarding the recently submitted PMA amendment, and our abilities to obtain FDA approval for Monovisc, (ii) future demand for Orthovisc, (iii) the company’s plans to continue streamlining operations and improving its manufacturing capabilities, (iv) the prospects for the company’s product pipeline, and (v) expectations regarding research and development spending, and selling, general and administrative spending. These statements are based upon the current beliefs and expectations of the company's management and are subject to significant risks, uncertainties and other factors. The company's actual results could differ materially from any anticipated future results, performance or achievements described in the forward-looking statements as a result of a number of factors including (i) the company's ability to successfully commence and/or complete clinical trials of its products on a timely basis or at all, obtain pre-clinical or clinical data to support a pre-market approval application or 510(k) application, or timely file and receive FDA or other regulatory approvals or clearances of its products, or that such approvals will not be obtained in a timely manner or without the need for additional clinical trials, other testing or regulatory submissions, as applicable; (ii) the company's research and product development efforts and their relative success, including whether the company has any meaningful sales of any new products resulting from such efforts; (iii) the cost effectiveness and efficiency of our clinical studies, manufacturing operations and production planning; (iv) the strength of the economies in which the company operates or will be operating, as well as the political stability of any of those geographic areas; (v) future determinations by the company to allocate resources to products and in directions not presently contemplated, (vi) the company’s ability to launch Monovisc in the U.S., if at all; (vii) the company’s ability to provide an adequate and timely supply of its ophthalmic, Orthovisc and other products to its customers, (viii) our ability to successfully manage and turnaround Anika S.r.l.’s business, and (ix) the company’s ability to achieve its stated growth targets. Certain other factors that might cause the company's actual results to differ materially from those in the forward-looking statements include those set forth under the headings "Business," "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the company's Annual Report on Form 10-K for the year ended December 31, 2012, as well as those described in the company's other press releases and SEC filings.

Anika Therapeutics, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(unaudited)

	Three Months Ended March 31,
	2013	2012
Product revenue	$14,494,489	$13,613,328
Licensing, milestone and contract revenue	752,522	747,332
Total revenue	15,247,011	14,360,660

Operating expenses:
Cost of product revenue	4,841,170	6,413,481
Research & development	1,582,910	1,533,103
Selling, general & administrative	3,947,114	3,351,016
Restructuring charges	(135,607)	-
Total operating expenses	10,235,587	11,297,600
Income from operations	5,011,424	3,063,060
Interest expense, net	(39,558)	(51,203)
Income before income taxes	4,971,866	3,011,857
Provision for income taxes	1,903,864	1,099,738
Net income	$3,068,002	$1,912,119

Basic net income per share:
Net income	$0.23	$0.15
Basic weighted average common shares outstanding	13,406,952	13,162,824
Diluted net income per share:
Net income	$0.21	$0.14
Diluted weighted average common shares outstanding	14,357,110	14,089,946

Anika Therapeutics, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(unaudited)

	March 31,	December 31,
ASSETS	2013	2012
Current assets:
Cash and cash equivalents	$50,965,566	$44,067,477
Accounts receivable, net of reserves of $327,270 and $337,459 at March 31, 2013 and December 31, 2012, respectively	14,784,266	21,462,481
Inventories	9,947,961	8,283,472
Current portion deferred income taxes	1,989,422	2,031,583
Prepaid expenses and other	1,007,669	1,539,477
Total current assets	78,694,884	77,384,490
Property and equipment, at cost	51,566,576	52,376,013
Less: accumulated depreciation	(17,087,726)	(17,263,032)
	34,478,850	35,112,981
Long-term deposits and other	162,545	171,053
Intangible assets, net	19,229,922	20,334,636
Goodwill	8,792,165	9,065,891
Total Assets	$141,358,366	$142,069,051

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,696,550	$2,341,838
Accrued expenses	4,252,574	5,837,044
Deferred revenue	2,191,667	2,875,067
Current portion of long-term debt	1,600,000	1,600,000
Income taxes payable	-	1,798,669
Total current liabilities	10,740,791	14,452,618
Other long-term liabilities	1,294,140	1,541,124
Long-term deferred revenue	2,111,111	2,152,778
Deferred tax liability	6,784,019	6,997,397
Long-term debt	7,600,000	8,000,000
Commitments and contingencies	-	-
Stockholders’ equity:
Preferred stock, $.01 par value; 1,250,000 shares authorized, no shares issued and outstanding at March 31, 2013 and December 31, 2012	-	-
Common stock, $.01 par value; 30,000,000 shares authorized, 14,006,135 and 13,866,060 shares issued and outstanding at March 31, 2013 and December 31, 2012, respectively.	140,061	138,659
Additional paid-in-capital	67,014,641	65,431,424
Accumulated currency translation adjustment	(3,404,080)	(2,654,630)
Retained earnings	49,077,683	46,009,681
Total stockholders’ equity	112,828,305	108,925,134
Total Liabilities and Stockholders’ Equity	$141,358,366	$142,069,051

Anika Therapeutics, Inc. and Subsidiaries
Supplemental Financial Data
Revenue by Product Segment and Product Gross Margin
(unaudited)

	Quarter Ended March 31,
Product Segment:	2013	2012	%
Orthobiologics	$11,283,547	$10,116,845	12%
Dermal	241,584	501,315	-52%
Surgical	988,864	983,628	1%
Ophthalmic	928,458	1,323,994	-30%
Veterinary	1,052,036	687,546	53%
Total Product Revenue	$14,494,489	$13,613,328	6%

Product gross profit	$9,653,319	$7,199,847
Product gross margin	66.6%	52.9%

	Quarter Ended March 31,
Geographic Location:	2013	2012	%
United States	$11,566,779	$10,390,045	11%
Europe	1,547,914	1,770,752	-13%
Other	1,379,796	1,452,531	-5%
Total Product Revenue	$14,494,489	$13,613,328	6%

CONTACT:
Anika Therapeutics, Inc.
Charles H. Sherwood, Ph.D., 781-457-9000
CEO
or
Sylvia Cheung, 781-457-9000
CFO